Exhibit 4.8

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of February 18, 1997, is between LOEWS CORPORATION, a Delaware corporation (the “Company”), and THE CHASE MANHATTAN BANK, a New York corporation, successor by merger to Chemical Bank, successor by merger to Manufacturers Hanover Trust Company, as trustee (herein called the “Trustee”).

Preliminary Statement

The Company and the Trustee have entered into an Indenture dated as of December 1, 1985 and a First Supplemental Indenture, dated as of February 18, 1997 (such Indenture, as supplemented is herein called the “Indenture”).

Capitalized terms used but not otherwise defined herein, shall have the meanings given them in the Indenture.

Section 901 of the Indenture provides that, under certain circumstances, a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holders of Debt Securities. In accordance with the terms of Sections 901(6) and 901(9) of the Indenture, the Company has, by Board Resolution, authorized this Second Supplemental Indenture. The Trustee has determined that this Second Supplemental Indenture is in form satisfactory to it. This Second Supplemental Indenture modifies the terms of the Indenture only insofar as they are applicable to Debt Securities issued under the Indenture after the date of this Second Supplemental Indenture.

All things necessary to make this Second Supplemental Indenture a valid agreement of the Company and the Trustee and a valid amendment of and supplement to the Indenture have been done.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Debt Securities issued under the Indenture from and after the date of this Second Supplemental Indenture, as follows:

1.       The word “and” following Section 301(10) will be deleted, Section 301(11) will be renumbered Section 301(12), and a new Section 301(11) will be added, as follows:

(11)       the exchange or conversion of the Debt Securities of any series, at the option of the Holders thereof, for or into new Debt Securities of a different series or other securities or other property, including shares of capital stock of the Company or any subsidiary of the Company or securities directly or indirectly convertible into or exchangeable for any such shares; and

2.       Section 501(5) will be modified by replacing the amount of “$50,000,000” in the sixth line thereof with “$100,000,000.”

3.       This Second Supplemental Indenture does not modify the Indenture in any respect with regard to Debt Securities issued thereunder prior to the date of this Second Supplemental Indenture, and the terms of such Debt Securities will not be modified by this Second Supplemental Indenture.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the Company and the Trustee have caused this Second Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized and the seal of the Company and the Trustee duly attested to be hereunto affixed all as of the day and year first above written.

[SEAL]

LOEWS CORPORATION

By:	/s/ Gary W. Garson
	Its:	Vice President

THE CHASE MANHATTAN BANK

By:	/s/ Ronald Halleran
	Its:	Second Vice President

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On the 18th day of February, 1997, before me personally came Ronald Halleran to me known, who, being by me duly sworn, did depose and say that he resides at New York, New York; that he is a Second Vice President of THE CHASE MANHATTAN BANK, one of the banking corporations described herein and that executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by the Board of Directors of said corporation and that he signed his name thereto by order of the Board of Directors of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

[NOTARIAL SEAL]

By:	/s/ Della K. Benjamin
Notary Public

STATE OF NEW YORK	)
ss.:
COUNTY OF NEW YORK	)

On the 19th day of February, 1997, before me personally came Gary W. Garson, to me known, who, being by me duly sworn, did depose and say that he resides at New York, New York; that he is a Vice President of LOEWS CORPORATION, the corporation described herein and that executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by the Board of Directors of said corporation and that he signed his name thereto by order of the Board of Directors of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

[NOTARIAL SEAL]

By:	/s/ Carol Doktorski
Notary Public

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